Exhibit 99.1

Huntsman to Purchase Ciba Textile Effects Business

Acquisition Will Expand Differentiated Products Portfolio

THE WOODLANDS, Texas, Feb. 20 /PRNewswire-FirstCall/ — Peter R. Huntsman, President and CEO of Huntsman Corporation (NYSE: HUN), announced today that the company has entered into a definitive agreement to acquire the global Textile Effects business of Ciba Specialty Chemicals Inc. for CHF 332 ($253 million).

Headquartered in Basel, Switzerland, the Textile Effects business manufactures a broad range of chemical and dye products that enhance the performance properties and color of finished textiles and materials. It serves over 10,000 customers located in 80 countries and is the leading global supplier of comprehensive solutions for the textile industry. The business has approximately 4,200 employees and operates eleven primary manufacturing facilities located in eight countries.

The Textile Effects business had 2005 revenues of approximately CHF 1.3 billion ($1 billion) which represents approximately 17% of Ciba’s total 2005 revenues. The business had 2005 EBITDA of approximately CHF 115 million ($92 million).

Mr. Huntsman commented, “The Textile Effects acquisition will compliment our existing formulation businesses and provide our Performance Products segment with new downstream technology and marketing platforms. It is consistent with our corporate strategy to continue to expand our differentiated segments through high return growth projects. We believe the global demand for textile solutions will continue to grow, and there remain significant opportunities for the existing Textile Effects management team and Huntsman to continue to restructure this business to meet the changing demands of the marketplace. We also see considerable supply chain and commercial synergies with our existing businesses, which we are confident will significantly enhance Huntsman’s position in select markets. In addition, with approximately CHF 450 million ($360 million) in revenues in Asia, Textile Effects will compliment our continued expansion in this region. We are looking forward with great anticipation to making Textile Effects an integral part of our differentiated business portfolio.”

Mr. Huntsman said the acquisition will be immediately accretive to Huntsman’s earnings per share and should add approximately $0.30 per share to the company’s annual earnings by 2008 when the business is fully integrated and restructuring activities are completed.

This is Huntsman’s second acquisition of a Ciba Specialty Chemicals business. In 2003, Huntsman acquired Vantico Group S.A. which was formerly Ciba’s Performance Polymers division. This is now Huntsman’s Advanced Materials division, which will operate shared sites with Textile Effects in Basel, Switzerland and in Panyu, China.

The purchase price of CHF 332 million ($253 million) will be reduced (i) by approximately CHF 75 million ($57 million) in assumed debt and unfunded pension and other post employment liabilities and (ii) up to CHF 40 million ($31 million)in unspent restructuring costs. The final purchase price is subject to a working capital and net debt adjustment.

The transaction’s closing is subject to customary terms and conditions, and is expected to occur by the third quarter of 2006.

Huntsman is a global manufacturer and marketer of differentiated and commodity chemicals. Its operating companies manufacture basic products for a variety of global industries including chemicals, plastics, automotive, aviation, footwear, paints and coatings, construction, technology, agriculture, health care, textiles, detergent, personal care, furniture, appliances and packaging. Originally known for pioneering innovations in packaging, and later, rapid and integrated growth in petrochemicals, Huntsman today has 11,300 employees, 57 operations in 22 countries and had 2004 revenues of $11.5 billion.

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors. Accordingly, there can be no assurance that the Company’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

SOURCE: Huntsman Corporation
02/20/2006
CONTACT: Media, Don Olsen, +1-281-719-4175, or
Investor Relations, John Heskett, +1-801-584-5768,
both of Huntsman Corporation